Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (the “Agreement”) is entered into as of October 14, 2020 (the “Effective Date”) by and among Evofem Biosciences, Inc., a Delaware corporation (the “Company”), and the purchasers who execute a counterparty signature page hereto (each, a “Purchaser”, and collectively, the “Purchasers”).
RECITALS
WHEREAS, the Purchasers are willing, pursuant to the terms and conditions of this Agreement, to purchase from the Company unsecured convertible promissory notes in substantially the form attached hereto as Exhibit A (each as amended and restated, supplemented or otherwise modified from time to time, the “Notes”) in an aggregate principal amount of $25,000,000; and
WHEREAS, the Notes are subject to conversion into Common Stock of the Company on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
1.DEFINITIONS.
1.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
“30-Day VWAP” means the average of the VWAP for each Trading Day in a period of 30 consecutive Trading Days.
“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no Purchaser shall be deemed an Affiliate of the Company.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.
“Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total value or total combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of Directors; (ii) a merger, consolidation, sale, exchange or other transaction or series of related transactions (collectively, the “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors; or (iii) the sale, exchange, transfer, license or other disposition of all or substantially all of the assets of the Company. For the avoidance of doubt, in no event shall the license of (a) the right to make or have made Phexxi in any country, or (b) the right to sell, have sold or import Phexxi outside of the United States, in and of itself, be deemed to constitute a Change of Control.
“Commission” or the “SEC” means the United States Securities and Exchange Commission.
“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.
“Equity Securities” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity securities, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting, and (b) all debt or equity securities convertible into or exchangeable for any security described in clause (a) or any other security described in this clause (b) and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any such security, whether or not presently convertible, exchangeable or exercisable.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority, self-regulatory organization or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
“Indebtedness” of any Person means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or derivative agreements or arrangements and, (h) all guarantees or other contingent obligations of such Person in respect of any of the foregoing.
“Lien” means any mortgage, deed of trust, or pledge, security interest, hypothecation, assignment, assigned deposit, arrangement, encumbrance, encroachment, lien (statutory or otherwise), claim, option, reservation or defect of any kind, or preference, or priority, or other security agreement or preferential arrangement of any kind of or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing statement under the UCC, or under the comparable law of any other jurisdiction).
“Material Adverse Effect” means any (i) adverse effect on the issuance, delivery or validity of the Notes or on the ability of the Company to perform its obligations under the Transaction Documents, or (ii) material adverse effect on the condition (financial or otherwise), prospects, properties, assets, liabilities, business or operations of the Company or any of its Subsidiaries taken as a whole, in each case.
“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings: (i) which by their terms involve, or would reasonably be expected to involve, aggregate payments by or to the Company or any Subsidiary during any twelve month period in excess of $1,000,000, (ii) the breach of which by the Company or any Subsidiary or the termination of which would reasonably be expected to have a Material Adverse Effect, or (iii) that have been required to be filed as exhibits by the Company with the Commission since December 31, 2019 pursuant to Items 601(b)(1), 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K promulgated by the Commission.
“Note Purchase Amount” means $25,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Phexxi” means the Company’s product with the tradename of PhexxiTM (lactic acid, citric acid, and potassium bitartrate).
“Requisite Purchasers” means Purchasers holding a majority of the Outstanding Balance, in the aggregate, of all Notes issued under this Agreement.
“Senior Agent” means Baker Bros. Advisors LP.
“Senior Debt Notes” means those certain senior secured convertible promissory notes issued pursuant to the terms of the Senior Debt Purchase Agreement.
“Senior Debt Purchase Agreement” means that certain Securities Purchase and Security Agreement, dated April 23, 2020, by and between the Company, its wholly-owned domestic subsidiaries as guarantors, the Senior Purchasers, as purchasers, and the Senior Agent, as designated agent.

“Senior Purchasers” means those certain affiliates of Baker Bros. Advisors LP who purchased Senior Debt Notes pursuant to the Senior Debt Purchase Agreement.
“Side Letter” means that certain Side Letter Agreement between the Company and the signatories thereto, dated as of the date hereof.
“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity), including Nasdaq Stock Market Rule 5635, from the stockholders of the Company with respect to the issuance of shares of Common Stock upon conversion of the Notes.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), or both, by such Person.
“Trading Day” means a day on which trading in the Common Stock generally occurs on a Trading Market; provided, that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.
“Trading Market” has the meaning set forth in the definition of “VWAP.”
“Transaction Documents” means this Agreement and the Notes.
“UCC” means the Uniform Commercial Code as in effect on the date hereof in the relevant jurisdiction and as amended from time to time hereafter.
“VWAP” means, for any particular date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding Trading Day) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding Trading Day) on OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Requisite Purchasers, the reasonable documented fees and expenses of which shall be paid by the Company.

2.    NOTE PURCHASE.
2.1    Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company at the Closing (as defined below), Notes, in consideration for the amounts set forth on each Purchaser’s signature page attached hereto.
2.2    At or prior to the Closing Date (as defined below), each Purchaser will pay the purchase price set forth on such Purchaser’s signature pages attached hereto (the “Purchase Price”) by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchasers at least two days prior to the Closing Date. On or before the Closing Date, the Company will issue and deliver the Notes against delivery of the Purchase Price. The foregoing notwithstanding, if the Purchaser has indicated to the Company at the time of execution of this Agreement a need to settle on a “delivery versus payment” basis, then the Company shall either deliver to such Purchaser (or such Purchaser’s designated custodian) the original Notes, whereupon following receipt of such instruments, then the Purchaser shall then promptly wire the Purchase Price as provided in this Section 2.2.
2.3    Closing. Subject to the satisfaction of the closing conditions set forth in Section 9, the closing with respect to the transactions contemplated in Section 2 hereof (the “Closing”), shall take place remotely via the exchange of documents and signatures on the second Trading Day after the Effective Date (the “Closing Date”), or at such other time as the Company and Purchasers may agree.
3.    TERM; INTEREST; REPAYMENT; REDEMPTION; SUBORDINATION.
3.1    Term. The Notes and all accrued and unpaid interest thereon and any and all other sums payable to the Purchasers hereunder shall be due and payable in full on the earliest to occur of: (a) the fifth anniversary of the Closing Date, (b) at the election of the Purchasers, the date of the consummation of a Change of Control, and (c) the date of any acceleration of the Notes in accordance with Section 8 (the “Maturity Date”). Subject to Section 3.3, the Notes may not be prepaid prior to the fifth anniversary of the Closing Date without the prior written consent of the Purchasers.
3.2    Interest; Repayment. Interest on the unpaid principal balance of the Notes (such balance as increased as provided in this Section 3.2, the “Outstanding Balance”) will accrue from the applicable Closing Date at the rate of 7.5% per annum, calculated on the basis of a 360 day year and thirty (30) days per month. Accrued interest shall accrete on a quarterly basis in arrears to the Outstanding Balance. To the extent not previously converted pursuant to Section 4 hereof, the Company will repay the Outstanding Balance plus all accrued and unpaid interest thereon on the Maturity Date.
3.3    Optional Prepayment. The Company shall have the right to prepay the Outstanding Balance, at the Company’s election, upon the consummation of a Change of Control transaction.

3.4    Subordination.
(a)    Notwithstanding anything to the contrary contained herein, the rights and obligations of the Purchasers hereunder, including the Purchasers’ rights to receive payments hereunder, shall be unsecured and are subordinate and junior in right of payment to the prior payment and performance of the Secured Obligations (as defined in the Senior Debt Purchase Agreement) in all respects (other than unasserted contingent obligations).
(b)    The Purchasers shall hold, on behalf of and for the benefit of the Senior Agent, any payment that any Purchaser receives in respect of any Note in violation of this Section 3.4 and shall promptly pay over such payment to the Senior Agent for application to the Secured Obligations (as defined in the Senior Debt Purchase Agreement) in accordance with the terms of the Senior Debt Purchase Agreement. Prior to the payment in full in cash of the Secured Obligations (as defined in the Senior Debt Purchase Agreement), the Company shall (i) promptly notify the Senior Agent of any payment to any Purchaser in respect of any Note and (ii) promptly notify the Purchasers of any payment to any Purchaser in respect of any Note in violation of this Section 3.4. Prior to the payment in full in cash of the Secured Obligations (as defined in the Senior Debt Purchase Agreement) other than unasserted contingent obligations, no Purchaser shall sue, or initiate or participate with any others in any suit, action or proceeding against, to enforce payment of or collect any payments owing by the Company to any Purchaser under the Notes that are not permitted to be made to any Purchaser by operation of this Section 3.4(b); provided, that nothing in this Section 3.4(b) shall limit the Purchasers from participating in a bankruptcy or insolvency proceeding pertaining to the Company. No amounts paid to the Senior Agent under the Senior Debt Purchase Agreement by the Company or turned over to the Senior Agent by any Purchaser pursuant to this Section 3.4(b) shall reduce the aggregate amount payable under this Note.
(c)    The subordination provisions set forth in this Section 3.4 are for the benefit of the Senior Agent and the Senior Purchasers. No right of the Senior Agent to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Purchaser or by any noncompliance by the Company or any Purchaser with the terms of this Agreement. No provision of this Section 3.4 may be amended or otherwise modified in any manner adverse to the Senior Agent and the Senior Purchasers without the prior written consent of the Senior Agent. The Senior Agent shall be a third party beneficiary of the subordination provisions set forth in this Section 3.4.
4.    CONVERSION.
4.1    Optional Conversion. Subject to the limitations set forth in Sections 4.4 and 4.5, at the option of each Purchaser, each Purchaser shall have the right to convert all or any portion of the Notes held by such Purchaser at any time into Common Stock at a conversion price equal to $3.65 per share (the “Conversion Price”).
4.2    Automatic Conversion. The Outstanding Balance shall automatically convert into shares of Common Stock at the Conversion Price immediately following the earliest of (a) the time at which the 30-day VWAP of a share of the Common Stock is $10.00, or (b) the time at which the Company achieves cumulative net sales from the sales of Phexxi (determined in accordance with GAAP) of $100,000,000; provided, however, that clause (b) above be of no further force or effect as of and after July 1, 2022.
4.3    Conversion Mechanics. If a Purchaser elects to convert any portion of a Note pursuant to Section 4.1, or if the Notes are automatically converted pursuant to Section 4.2, such Purchaser shall (a) tender to the Company a conversion notice in substantially the form attached as Exhibit A to the Note (a “Conversion Notice”), and (b) surrender to the Company the Note to be converted, which shall be tendered to the Company within two Trading Days from the delivery of the Conversion Notice. The Company shall deliver the Common Stock to a Purchaser by the later of (x) two Trading Days after delivery of the Conversion Notice, or (y) delivery of the Note that is the subject of the Conversion Notice (the “Share Delivery Date”).
4.4    No Fractional Shares. Upon the conversion of a Note, in lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Company shall pay the Note holder cash equal to such fraction multiplied by the Conversion Price.
4.5    Beneficial Ownership Conversion Limits. Notwithstanding Section 4.1 or Section 4.2, the Purchaser shall not have the right to convert all or any portion of the Notes held by such Purchaser pursuant to Section 4.1 nor shall any Note be automatically converted pursuant to Section 4.2, to the extent that after giving effect to such conversion the Purchaser (together with its Affiliates and any other Persons acting as a group together with the Purchaser or any of the Purchaser’s Affiliates (such Persons, collectively, the “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Purchaser and its Affiliates and Attribution Parties shall not include the number of shares of Common Stock that would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company in each case to the extent subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Purchaser or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the Purchaser that the Company is not representing to the Purchaser that such calculation is in compliance with Section 13(d) of the Exchange Act and the Purchaser is solely responsible for any schedules required to be filed in accordance therewith. A determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4.5, in determining the number of outstanding shares of Common Stock, a Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Purchaser, the Company shall, within one Trading Day, confirm orally and in writing to the Purchaser the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Purchaser or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Purchaser. The “Beneficial Ownership Limitation” shall initially be 4.99% of the number of shares of the Common Stock outstanding immediately prior to, and immediately after giving effect to, the conversion of all or any portion of the Notes. The Purchaser, upon written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions in this Section 4.5, provided, that any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. Further and to the extent required by applicable Nasdaq rules, the Beneficial Ownership Limitation may not exceed 19.99% unless the Stockholder Approval has been previously obtained.
5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise set forth in the SEC Reports (as defined below), the Company hereby represents and warrants to the Purchasers as of the Closing Date as follows:
5.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of its jurisdiction of formation and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on the financial condition, business, or operations of the Company taken as a whole.
5.2    Corporate Power and Authority; Valid Issuance of Shares.
(a)    The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of the Transaction Documents and the Side Letter and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of the Side Letter and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s board of directors or a duly authorized committee thereof and no further consent or authorization of the Company, its board of directors or its stockholders is required. This Agreement and the Side Letter has been duly executed and delivered by the Company, and the other instruments referred to herein to which it is a party and any Transaction Document to which it is a party will be duly executed and delivered by the Company, and each such instrument or Transaction Document constitutes or will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)    The shares of Common Stock underlying the Notes (collectively, the “Shares”) have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, the Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances (other than restrictions on transfer under the Transaction Documents arising under applicable federal and state securities laws), and will not be subject to preemptive rights or other similar rights of stockholders of the Company.
(c)    The Notes have been duly and validly authorized by all necessary corporate action, have been duly and validly executed and delivered, and constitute valid and binding obligations of the Company.
5.3    Consents. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Shares and the provision to the Purchaser of the rights contemplated by the Transaction Documents) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities laws.
5.4    No Conflicts.
(a)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Shares and the provision to the Purchaser of the rights contemplated by the Transaction Documents) will not (i) result in a violation of the certificate of incorporation, as amended, the by-laws, as amended, or any equivalent organizational document of the Company or any Subsidiary (the “Charter Documents”) or require the approval of the Company’s stockholders, (ii) violate, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (iv) result in a violation of or require stockholder approval under any rule or regulation of The Nasdaq Stock Market that has not been so obtained, or (v) except as set forth in this Agreement, result in the creation of any encumbrance upon any of the Company’s or any of its Subsidiary’s assets.
(b)    Neither the Company nor any Subsidiary is (i) in violation of its Charter Documents, (ii) in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party, nor has the Company or any Subsidiary received written notice of a claim that it is in default under, or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (iii) in violation of, or in receipt of written notice that it is in violation of, any law, ordinance or regulation of any Governmental Entity, except where the violation would not result in a Material Adverse Effect, and (iv) in violation of any order of any Governmental Entity having jurisdictional over the Company or any Subsidiary or any of the Company’s or any Subsidiary’s properties or assets.
5.5    Capitalization.
(a)    As of the Effective Date, the authorized capital stock of the Company consists of 305,000,000 shares of capital stock, of which 300,000,000 are designated as Common Stock and 5,000,000 are designated as preferred stock, $0.0001 par value per share (“Preferred Stock”). As of September 15, 2020: (i) 81,280,286 shares of Common Stock were issued and outstanding; (ii) 8,985,285 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Common Stock (the “Options”) outstanding as of such date; (iii) 10,426,107 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants to purchase Common Stock (the “Outstanding Warrants”) outstanding as of such date; (iv) 1,000,000 shares of Series A Preferred Stock were issuable (and such number was reserved for issuance) upon exercise of certain rights issued pursuant to that certain Rights Agreement dated March 24, 2020 (the “Rights Agreement”), which rights provide the holder thereof with additional rights to subscribe for additional shares of common stock under certain circumstances in accordance with the terms of the Rights Agreement (the “Rights”) and (v) the Senior Debt Notes in an aggregate principal amount of $25,000,000.
(b)    As of September 15, 2020, except for: (i) the Options, (ii) the Outstanding Warrants, (iii) the Rights, and (iv) the Senior Debt Notes, there were no options, warrants or other rights to acquire Equity Securities from the Company.
5.6    Subsidiaries. Except as set forth on Exhibit 21.1 to the Company’s most recent Annual Report on Form 10-K, the Company does not have any Subsidiaries, and each such Subsidiary is wholly owned (directly or indirectly) by the Company, provided that the Purchasers acknowledge and agree that the Company has dissolved and wound down or will dissolve and wind down the following dormant Subsidiaries: Evofem Limited, LLC, Evofem Ltd, Evolution Pharma, and Evofem North America, Inc.
5.7    Material Contracts. Each Material Contract is the legal, valid and binding obligation of the Company or a Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company and each Subsidiary, as the case may be, is in compliance with all material terms of the Material Contracts to which it is party, and there has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company or any Subsidiary under any such Material Contract or, to the knowledge of the Company and each Subsidiary, by any other Person to any such contract except where such breach, violation or default would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.
5.8    The Nasdaq Stock Market. The Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) and, at the time of the issuance, the Shares will be listed for trading on Nasdaq. To the Company’s knowledge, there are no proceedings to revoke or suspend such listing or the listing of the Shares. The Company is in compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares) will not result in any noncompliance by the Company with any such requirements.
5.9    SEC Reports; Financial Statements; Shell Company Status.
(a)    The Company’s Common Stock is registered under Section 12 of the Exchange Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2019 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and, in each case, to the rules promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    The financial statements and the related notes of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present the consolidated financial position of the Company as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. There is no transaction, arrangement, or other relationship between the Company or any Subsidiary and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in SEC Reports and is not so disclosed and would have or reasonably be expected to result in a Material Adverse Effect.

(c)    The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.
5.10    Disclosure Controls and Procedures; Internal Controls Over Financial Reporting.
(a)    The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.
(b)    The Company maintains internal control over financial reporting (as such term is defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting is effective. The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Company’s internal control over financial reporting based on their evaluations as of the end of the period covered by such report. Since the Evaluation Date, there have been no significant changes in the Company’s internal control over financial reporting or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal control over financial reporting.
5.11    Absence of Litigation. There is no claim, action, suit, arbitration, investigation or other proceeding pending against, or to the knowledge of the Company and each Subsidiary, threatened against or affecting, the Company, any Subsidiary or any of the Company’s or any Subsidiary’s properties or, to the knowledge of the Company and each Subsidiary, any of its respective officers or directors before any Governmental Entity, in each case other than legal proceedings that are not reasonably expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to the Company or any Subsidiary. There has not been, and to the knowledge of the Company and each Subsidiary, there is not pending or contemplated, any investigation by the Commission of the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary. The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company’s knowledge, the SEC has not issued any such order.

5.12    Due Authorization; Consents. All corporate action on the part of the Company and its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Company under the Transaction Documents and the Side Letter, (b) the authorization, issuance, execution and delivery of the Notes by the Company and (c) the authorization, issuance, reservation for issuance and delivery by the Company of all of the Equity Securities issuable upon conversion of the Outstanding Balance (and the securities issuable upon conversion thereof) has been taken. The Transaction Documents and the Side Letter constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. All consents, approvals and authorizations of, and registrations, qualifications and filings with, any federal or state governmental agency, authority or body, or any third party, required in connection with the execution, delivery and performance of the Transaction Documents and the Side Letter and the consummation of the transactions contemplated hereby and thereby have been obtained; provided, however, that with respect to any required filings under Regulation D or any other federal or state securities filings, the Company will make such filings within fifteen Business Days after the Effective Date.
5.13    Valid Issuance of Stock. The outstanding shares of the capital stock of the Company have been duly and validly issued, fully paid and non-assessable, and such shares of such capital stock, and all outstanding options and other securities of the Company have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.
5.14    Compliance with Laws.
(a)    Except as would not result in a Material Adverse Effect: (i) the Company is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to the Company for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of the Company or out-licensed by the Company (a “Company Product”), including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., the Public Health Service Act, 42 U.S.C. § 262, similar laws of other Governmental Entities and the regulations promulgated pursuant to such laws (collectively, “Applicable Laws”); (ii) the Company possesses all licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws and/or for the ownership of its properties or the conduct of its business as it relates to a Company Product and as described in the SEC Reports (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and the Company is not in violation of any term of any such Authorizations; (iii) the Company has not received any written notice of adverse finding, warning letter or other written correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity alleging or asserting noncompliance with any Applicable Laws or Authorizations relating to a Company Product; (iv) the Company has not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any Company Product, operation or activity related to a Company Product is in violation of any Applicable Laws or Authorizations or has any knowledge that any such Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding, nor, to the Company’s knowledge, has there been any noncompliance with or violation of any Applicable Laws by the Company that would reasonably be expected to require the issuance of any such written notice or result in an investigation, corrective action, or enforcement action by the FDA or similar Governmental Entity with respect to a Company Product; (v) the Company has not received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations or has any knowledge that any such Governmental Entity has threatened or is considering such action with respect to a Company Product; and (vi) the Company has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission).
(b)    To the Company’s knowledge, neither the Company nor any of its directors, officers, employees or agents, has made, or caused the making of, any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Entity.
(c)    The clinical studies and tests conducted by the Company or on behalf of the Company, have been and, if still pending, are being conducted in all material respects pursuant to all Applicable Laws and Authorizations; the descriptions of the results of such clinical studies and tests contained in the SEC Reports are accurate and complete in all material respects and fairly present the data derived from such clinical studies and tests; the Company is not aware of any clinical studies or tests, the results of which the Company believes reasonably call into question the research, nonclinical or clinical study or test results described or referred to in the SEC Reports when viewed in the context in which such results are described; and the Company has not received any written notices or correspondence from any Governmental Entity requiring the termination, suspension or material modification of any clinical study or test conducted by or on behalf of the Company.
5.15    Intellectual Property Matters. The Company owns, possesses, licenses or has other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the SEC Reports to be conducted (the “Company Intellectual Property”). To the knowledge of the Company, there are no rights of third parties to any Company Intellectual Property, other than as licensed by the Company and pursuant to the Senior Debt Notes. To the knowledge of the Company, there is no infringement by third parties of any Company Intellectual Property. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any Company Intellectual Property. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Company Intellectual Property. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. The Company is not aware of any facts required to be disclosed to the USPTO which have not been disclosed to the USPTO and which would preclude the grant of a patent in connection with any patent application of the Company Intellectual Property or could form the basis of a finding of invalidity with respect to any issued patents of the Company Intellectual Property.
5.16    Absence of Changes. Since the Evaluation Date: (a) there has not been any Material Adverse Effect or any event or events that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (b) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, (c) neither the Company nor any Subsidiary has sustained any material loss or interference with the Company’s or any Subsidiary’s business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, and (d) neither the Company nor any Subsidiary has incurred any material liabilities except in the ordinary course of business.
5.17    Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to each Purchaser as a result of such Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Shares and such Purchaser’s ownership of the Shares.
5.18    Compliance with Other Instruments. The authorization, execution and delivery of the Transaction Documents, the execution and delivery of the Side Letter, the issuance and delivery of the Notes, and the performance of all obligations hereunder and thereunder, will not constitute or result in a breach, default or violation of: (a) any law or regulation applicable to the Company, (b) any term or provision of the Company’s current certificate of incorporation or bylaws (or any comparable organization document of the Company), or (c) any material agreement or instrument by which the Company is bound or to which its properties or assets are subject that could reasonably be expected to result in a Material Adverse Effect.

5.19    Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.
5.20    Ownership of Properties.
(a)    The Company and each of its Subsidiaries has valid and legal title to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Company taken as a whole.
(b)    The Company owns, or is licensed or otherwise has the right to use, all intellectual property necessary to conduct its business as currently conducted except for such intellectual property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the financial condition, business, or operations of the Company taken as a whole. To the knowledge of the Company, (a) the conduct and operations of the businesses of the Company do not, and the anticipated products and intellectual property applications of the Company will not, infringe upon, misappropriate, dilute or violate any intellectual property owned by any other Person and (b) no other Person has contested any right, title or interest of the Company in any Company Intellectual Property or any anticipated products and applications derived or expected to be derived therefrom.
(c)    The property of the Company and its Subsidiaries is subject to no Liens other than in connection with the Senior Debt Notes.
5.21    Disclosure; Remedies.
(a)    The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6 hereof.
(b)    To the extent that the Company makes a material misrepresentation under Section 5 and, within one year from the applicable Closing, a Purchaser provides written notice of such material misrepresentation, then such Purchaser may elect to rescind the purchase of the Note(s) purchased within that one-year period, whereupon such Purchaser will tender the Note(s) to the Company in consideration for the applicable Purchase Price. The foregoing rescission right shall be in addition to any other rights or remedies that the Purchaser may have under the Transaction Documents or under applicable law, provided that if such Purchaser elects the foregoing rescission remedy and is refunded the Purchase Price, then such Purchaser may not assert any other remedies under the Transaction Documents.
6.    REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each Purchaser, severally but not jointly, represents and warrants to the Company as follows as of the Closing Date as follows:
6.1    Investigation; Economic Risk. Each Purchaser acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers. Each Purchaser further acknowledges having had access to information about the Company that it has requested. Each Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement. Each Purchaser further acknowledges that it has obtained its own attorneys, business advisors and tax advisors as to legal, business and tax advice (or has decided not to obtain such advice) and has not relied on the Company for such advice.
6.2    Purchase for Own Account. Each Note issued to each Purchaser and the securities issuable upon conversion thereof will be acquired by such Purchaser for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.
6.3    Exempt from Registration; Restricted Securities. Each Purchaser understands that the sale of the Notes will not be registered under the Securities Act on the grounds that the sale provided for in this Agreement is exempt from registration under of the Securities Act, and that the reliance on such exemption is predicated in part on each Purchaser’s representations set forth in this Agreement. Each Purchaser understands that the Notes and the securities issuable upon conversion thereof are restricted securities within the meaning of Rule 144 under the Securities Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.
6.4    Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.
6.5    Foreign Purchasers. If a Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Notes a or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Notes a, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Notes or any Equity Securities which the Notes may be converted into pursuant to the terms hereof. The Company’s offer and sale and Purchaser’s acquisition of and payment for and continued beneficial ownership of the Notes or any Equity Securities which the Notes may be converted into pursuant to the terms hereof will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

6.6    No Disqualification Events. No (i) Purchaser, (ii) any of their directors, executive officers, other officers that may serve as a director or officer of any company in which a Purchaser invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting Equity Securities (in accordance with Rule 506(d) of the Securities Act held by a Purchaser is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”)), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of a Closing in writing in reasonable detail to the Company.
7.    COVENANTS. The following covenants shall apply so long as at least $3,000,000 of principal under the Notes remains outstanding:
7.1    Affirmative Covenants. The Company covenants, for so long as this Agreement is in effect:
(a)    the Company will, at all times, maintain sufficient authorized and unissued shares of Common Stock in order to permit the full conversion of the Notes (in each case, without regard to the Beneficial Ownership Limitations);
(b)    promptly after the occurrence thereof, the Company will notify the Purchasers of the occurrence of any Event of Default or any event which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the financial condition, business, or operations of the Company taken as a whole;
(c)    the Company promptly will promptly deliver such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary thereof, or compliance with the terms of the Transaction Documents, as any Purchaser may from time to time reasonably request, provided that the Company shall not be required to deliver any information that (i) the Company is separately obligated to deliver to a Purchaser pursuant to the Side Letter or (ii) constitutes material non-public information unless Purchaser agrees to enter into a non-disclosure agreement that provides that Purchaser shall maintain the same as confidential until such time as the same is no longer material non-public information;
(d)    the Company shall, upon the request of the Purchasers, enter into a Registration Rights Agreement, in substantially the form of Exhibit B attached hereto (the “Registration Rights Agreement”); in the event the Registration Rights Agreement is executed, the Purchasers shall have the registration rights set forth in the Registration Rights Agreement and the Company shall comply in all respects with all of its obligations thereunder;
(e)    by no later than June 30, 2022, the Company shall have recognized cumulative net sales from sales of Phexxi (determined in accordance with GAAP) of at least $100,000,000;
(f)    unless previously made public, as soon as available, but not later than 210 days after the end of each fiscal year, the Company will deliver to each Purchaser annual audited (unless the Purchaser agrees in its reasonable discretion that such financial statements may be unaudited) and certified consolidated balance sheets and related statements of income and stockholders’ equity, prepared in accordance with GAAP, together with a comparison in reasonable detail to the prior year’s audited financial statements; and
(g)    the Company shall comply with such other covenants and obligations arising under the Transaction Documents.
7.2    Negative Covenants. Neither the Company nor any Subsidiary shall, without the prior written consent of the Requisite Purchasers, take any of the following actions:
(a)    create, incur, assume or suffer to exist any Indebtedness or any guarantees or other contingent obligations with respect thereto that, in each case, is senior to the Notes in terms of right of repayment other than the Senior Debt Notes; or
(b)    the entry into any royalty financing or synthetic royalty financing arrangement with respect to Phexxi providing for the sale by the Company of a direct or interest in Phexxi revenues in excess of 10% of the cumulative net sales from sales of Phexxi in the United States (determined in accordance with GAAP).
8.    DEFAULT.
8.1    For purposes of this Agreement, the term “Event of Default” shall mean any of the following:
(a)    the Company shall fail to pay any principal of or interest on any Note when the same shall be due and payable;
(b)    the Company fails to comply with its obligation to convert the Notes as described in this Agreement and such default continues for a period of three (3) Business Days;
(c)    (i) the Company shall default under any agreement under which any Indebtedness in an aggregate principal amount then outstanding of $150,000 or more is created in a manner entitling the holder of such Indebtedness or a trustee to accelerate the maturity of such Indebtedness and such default shall remain uncured for a period of at least sixty (60) days or (ii) the Company shall fail to make any payment when due (after any applicable notice or grace period) under any Indebtedness in an aggregate principal amount then outstanding of $150,000 or more and such failure shall remain uncured for a period of at least sixty (60) days;
(d)    any representation or warranty made by the Company under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;
(e)    the Company shall fail to perform or observe any term, covenant or agreement contained in any Transaction Document and such failure shall remain uncured for a period of at least sixty (60) days;

(f)    the filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against the Company and such petition is not dismissed within sixty (60) days after the filing thereof; or
(g)    any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than satisfaction in full of all the Notes, other than unasserted contingent obligations, ceases to be in full force and effect; or the Company or any other Person contests in any manner the validity or enforceability of any material provision of any Transaction Document; or the Company denies that it has any or further liability or obligation under any Transaction Document or purports to revoke, terminate or rescind any material provision of any Transaction Document.
8.2    After the occurrence and during the continuance of an Event of Default, the Requisite Purchasers may, at their option, accelerate repayment of the Outstanding Balance payable in which case the Outstanding Balance and all accrued and unpaid interest thereon and all other amounts due hereunder and under the Notes shall be due and payable immediately.
9.    CONDITIONS PRECEDENT. This Agreement shall become effective and binding upon the parties hereto only on the Effective Date if the following conditions precedent have been satisfied:
(a)    The Purchasers shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto, (ii) a Note payable to each Purchaser signed by the Company, and (iii) the Side Letter signed on behalf of each party thereto;
(b)    The Purchasers shall have received certified copies of the resolutions of the Board of Directors of the Company approving this Agreement, the transactions contemplated hereby and each Note to which it is or is to be a party;
(c)    The Purchasers shall have received such other documents as any Purchaser shall have reasonably requested in connection with the Transaction Documents and the Side Letter.
10.    MISCELLANEOUS.
10.1    Disclosure; Publicity. Prior to public disclosure of this Agreement and the transactions contemplated herein (including in any Current Report on Form 8-K and any proxy statement), the Company shall provide the Purchasers with such draft disclosure and provide the Purchasers an opportunity to review and comment on such disclosure, which comments the Company will incorporate where reasonably requested.
10.2    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to provisions regarding choice of laws. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents and/or the Side Letter to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the Company and the Purchasers irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Side Letter or any of the Transaction Documents or the actions of any Purchaser in the negotiation, administration, performance or enforcement thereof.
10.3    Successors and Assigns.
(a)    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Without the prior written consent of the Requisite Purchasers, the Company may not assign any of its rights or obligations under the Transaction Documents, and any such purported assignment shall be void. Each Purchaser, so long as no Event of Default has occurred and is continuing, with the consent of the Company (not to be unreasonably withheld), may assign or grant a participation in its Note or its rights and obligations hereunder or under any Note; provided, that (i) no such consent shall be required in connection with any assignment to another Purchaser or an Affiliate of a Purchaser , (ii) with respect to any assignment, such Purchaser or any registered assign, as applicable, shall provide to the Company the relevant documentation effecting the assignment and, for the avoidance of doubt, no such assignment shall be effective until recorded in the Register in accordance with Section 10.3(b) and (iii) any assignee shall agree to be bound by the terms of this Agreement and any other Transaction Document, as applicable.
(b)    The Company shall maintain a copy of the assignment documentation provided to it by any Purchaser (or any registered assign) and a register for the recordation of the names and addresses of the Purchasers, and the principal amounts (and stated interest) of each Note owing to each Purchaser (or any registered assign) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and each Purchaser (and registered assign) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Purchaser (or registered assign) at any reasonable time and from time to time upon reasonable prior notice.
10.4    Entire Agreement. The Transaction Documents and the Side Letter constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
10.5    Payment of Fees and Expenses. Each of the Company and the Purchasers shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby; provided, that the Company shall reimburse the Purchasers for reasonably incurred and documented fees and expenses of the Purchasers in connection with the negotiation and preparation of the Transaction Documents and Side Letter, including the reasonable and documented fees and expenses of counsel to the Purchasers, in any event not to exceed an aggregate of $75,000.
10.6    Certain Adjustments. All share and per-share values, including the Conversion Price, set forth in the Transaction Documents shall be automatically adjusted to reflect any stock dividends, stock splits, reclassifications, combinations, subdivisions, distributions or similar recapitalization events affecting such securities that occur after the Effective Date.
10.7    Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by facsimile) to the address, e-mail address or facsimile telephone number set forth beneath the name of such party on its signature page to this Agreement (or to such other address, e-mail address or facsimile telephone number as such party will have specified in a written notice given to the other parties hereto). Notice shall be deemed given when sent electronically (via email or facsimile), provided that a confirming copy of such notice shall be sent in print form, unless the sender receives an acknowledgement of receipt of the electronic notice (e.g., reply email). In the even that notice is given to the Company, a courtesy copy, which shall not constitute notice, shall also be provided to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 3580 Carmel Mountain Road, Suite 300, San Diego, California, Attention: Adam C. Lenain.
10.8    Amendments and Termination. Any term of this Agreement and any other Transaction Document may be amended only with the written consent of the Company and the Requisite Purchasers. However, no amendment may, without the consent of all affected Purchasers (a) reduce the percentage of Purchasers required to take or approve any action hereunder or thereunder; (b) reduce the amount or change the time of payment of any amount owing or payable with respect to any Note or change the rate of interest or the manner of calculation of interest payable with respect to any Note; (c) modify the manner of payment or the order of priorities in which payments or distributions hereunder will be made as between the Purchasers and the Company or as among the Purchasers; (d) alter or modify in any respect, or waive, the provisions with respect to the conversion of the Notes; or (e) consent to any assignment of the Company’s rights under the Transaction Documents.
10.9    Titles and Subtitles. The titles of the sections and clauses of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
10.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery by facsimile or e-mail of an executed counterpart of a signature page shall be effective as delivery of an original executed counterpart.
10.11    Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.
10.12    Allocation of Payments. The Purchasers acknowledge that the Notes are pari passu obligations against each of the other Notes. Each payment of interest or principal on the

Notes shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid balances of principal outstanding thereunder. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest under any of his, her or its Notes or other obligations hereunder in an amount in excess of his, her or its pro rata share thereof as provided herein, then such Purchaser shall forthwith pay such excess to the Company which amount the Company shall thereupon pay to the Purchasers on a pro rata basis.
10.13    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Purchasers exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
10.14    Certain Tax Matters. Any and all payments by or on account of any obligation of the Company under the Notes or this Agreement shall be made without deduction or withholding for any taxes, levies, imposts, duties, deductions, withholdings or assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by applicable law. If the Company is required by applicable law to withhold or deduct any Taxes from any such payment, then the Company shall withhold or deduct such Taxes, the Company shall timely pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law, and the sum payable by the Company shall be increased as necessary so that after deduction or withholding has been made for any such Tax (other than any such Tax that is an income Tax), including such deductions or withholdings applicable to additional sums payable under this Section 10.14, the applicable recipient receive an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, the increase of the sum payable described in the immediately preceding sentence shall not be required with respect to payments by or on account of any obligation of the Company under the Notes or this Agreement for Taxes withheld or deducted from such payments (A) to the extent such Taxes result from the failure of the applicable recipient to provide to the Company (i) a valid properly executed Internal Revenue Service Form W-9 (if such recipient is a U.S. person for U.S. federal income tax purposes) or (ii) a valid properly executed appropriate Internal Revenue Service Form W-8 (if such recipient is not a U.S. person for U.S. federal income tax purposes) establishing a complete exemption from U.S. federal tax withholding to the extent it is legally entitled to do so or (B) in the case of a Purchaser (or registered assign) that is not a U.S. person for U.S. federal income tax purposes, to the extent such Taxes are U.S. federal withholding Taxes imposed on amounts payable to or for the account of such person with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such person acquires such interest in the Note or (ii) such person changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office. The Company agrees to pay any and all stamp, court or documentary, intangible, recording, filing or similar Taxes that arise in respect of this Agreement or the Note.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement to be effective as of the date first above written.

EVOFEM BIOSCIENCES, INC., as Company
By:	/s/ Justin J. File
Name: Justin J. File
Title: Chief Financial Officer

Address:
12400 High Bluff Drive, Suite 600
San Diego, CA

Email: jfile@evofem.com

Signature Page to Securities Purchase and Security Agreement

ADJUVANT GLOBAL HEALTH
TECHNOLOGY FUND, LP,
as a Purchaser

By: Adjuvant Capital GP, L.P., its General Partner

By: Adjuvant Capital Management, LLC, its General Partner

By:	/s/ Jenny Yip
Name: Jenny Yip Title: Co-President

Address: 445 Fifth Ave, #20D New York, NY 10016

Email: jy@adjuvantcapital.com

Note Principal Purchased at Closing:

$ 20,853,960.00

Signature Page to Securities Purchase and Security Agreement

ADJUVANT GLOBAL HEALTH
TECHNOLOGY FUND, DE, LP,
as a Purchaser

By: Adjuvant Capital GP, L.P., its General Partner

By: Adjuvant Capital Management, LLC, its General Partner

By:	/s/ Jenny Yip
Name: Jenny Yip Title: Co-President

Address: 445 Fifth Ave, #20D New York, NY 10016

Email: jy@adjuvantcapital.com

Note Principal Purchased at Closing:

$ 4,146,040.00

Signature Page to Securities Purchase and Security Agreement

EXHIBIT A
FORM OF NOTE

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT